WAIVER OF CONTINGENT DEFERRED SALES CHARGE ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached. This Endorsement is effective on the Issue Date of the Contract to which this Endorsement is attached. In the case of a conflict with any provisions in the Contract, the provisions of this Endorsement will control. The following provisions are hereby added to the Contract:

A. The Contingent Deferred Sales Charge will not apply under the following conditions occurring after the first Contract Anniversary:

         1) TOTAL DISABILITY BENEFIT:

                a) The Contract Owner or Joint Owner is disabled;

                b) such disability lasts for a period of at least 90 consecutive days; and

                c) a licensed physician certifies to such disability.

                Total disability is incapacity of the insured, resulting from injury or disease, to engage in any occupation from remuneration or profit. This waiver shall not apply if the Contract Owner or Joint Owner was disabled on the Issue Date. Proof of disability will be required in a form satisfactory to the Company.

                The proof required by the Company for any of the above Benefits shall include, but not be limited to, written certification from a licensed physician performing within the scope of his or her license. The licensed physician must not be the Contract Owner, Joint Owner, the Annuitant, or the spouse, parent or child of the Contract Owner, Joint Owner or Annuitant.


ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK

Signed by the Company:

       /s/ Suzanne J. Pepin                /s/ Charles Kavitsky
         Suzanne J. Pepin                      Charles Kavitsky
Senior Vice President, Secretary  Chairman of the Board, CEO and President
     and Chief Legal Officer

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